Exhibit 99.1

ITT Educational Services, Inc. Elects Samuel L. Odle to its Board

Carmel, Ind., Jan. 24 /PRNewswire-FirstCall/ --ITT Educational Services, Inc., (NYSE: ESI) a leading provider of technology-oriented postsecondary degree programs, today announced the election of Samuel L. Odle to its Board of Directors.

Odle, age 56, is the president and chief executive officer of Methodist Hospital and Indiana University Hospital, located in Indianapolis, Indiana. He also is the executive vice president of Clarian Health Partners, an Indianapolis-based private, non-profit healthcare organization. Clarian Health Partners is comprised of Methodist Hospital, Indiana University Hospital and Riley Hospital for Children.

“We are very pleased to welcome Sam Odle to the Board,” stated Rene R. Champagne, Chairman and Chief Executive Officer. “His leadership abilities and his experience as a chief executive officer of a major healthcare organization are welcome contributions to help guide the company.”

About ITT Educational Services, Inc.

ITT Educational Services, Inc. is a leading provider of technology-oriented postsecondary degree programs. The company operates 82 ITT Technical Institutes in 32 states with a total student enrollment of more than 42,000. The ITT/ESI education system offers programs at the associate, bachelor and master degree levels in five schools of study: information technology, electronics technology, drafting and design, business and criminal justice. Programs of study are delivered in residence, online and through a combination of in residence and online delivery.

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Contact: Nancy Brown,

Director, Corporate Relations

317-706-9260